Exhibit 99.1

Contact:	Terry A. Peterson
Chief Executive Officer
360-475-9374

WSB Financial Settles Securities Class Action
Bremerton, WA – October 14, 2008 – WSB Financial Group (NASDAQ: WSFG), the parent company of Westsound Bank, today reported it has entered into a settlement agreement with the lead plaintiff in the pending securities class action. The class action settlement is subject to the approval of the United States District Court for the Western District of Washington.
The settlement agreement provides for the certification of a class consisting of all persons who purchased the Company’s common stock pursuant or traceable to its initial public offering completed on December 21, 2006. The total amount of the settlement is $4.85 million. The Company’s directors’ and officers’ liability insurance policy will contribute approximately $4.45 million towards the settlement amount and has previously contributed approximately $350,000 towards the Company’s legal fees. The settlement agreement contains no admission of fault or wrongdoing by the Company or the other defendants.
“This settlement is a significant accomplishment and allows our management team to focus on our future,” said Terry A. Peterson, President and CEO.  “It further demonstrates our focus on identifying and executing strategies to eliminate risk.  While we still believe we have strong defenses, we felt it was important to get it behind us and eliminate the burden and expense of protracted litigation.  We continue to maintain adequate levels of capital and liquidity, which are important measures of the Bank’s safety and soundness for both shareholders and depositors.”
ABOUT WSB FINANCIAL GROUP, INC. WSB Financial Group, Inc., based out of Bremerton, Washington, is the holding company for Westsound Bank. The Company was founded in 1999, and currently operates nine full service offices located within 5 contiguous counties within Western Washington. Our website is http://www.westsoundbank.com.
This news release may contain “forward-looking statements’’ that are subject to risks and uncertainties. These forward-looking statements describe management’s expectations regarding future events and developments such as future operating results, growth in loans and deposits, net interest margin, credit quality loan losses and efficiency ratio, and success of the Company’s business plan. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The words “should,’’ “anticipate,”’ “expect,’’ “will,’’ “believe,’’ and words of similar meaning are intended, in part, to help identify forward-looking statements. Future events are difficult to predict, and the expectations described above are subject to risks and uncertainties that may cause actual results to differ materially. In addition to discussions about risks and uncertainties set forth from time to time in the Company’s filings with the Securities and Exchange Commission, factors that may cause actual results to differ materially from those contemplated in these forward-looking statements include, among others: (1) local and national general and economic conditions; (2) changes in interest rates and their impact on net interest margin; (3) competition among financial institutions; (4) legislative or regulatory requirements; (5) pending litigation; (6) reductions in loan demand or deposit levels; and (7) changes in loan collectibility, defaults and charge-off rates. WSB Financial Group, Inc. does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made. Any such statements are made in reliance on the safe harbor protections provided under the Securities Exchange Act of 1934, as amended.
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Note: Transmitted on Global Newswire on October 14, 2008 at 11:02 a.m. PDT.